SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                LEGALOPINION.COM
               (Exact name of registrant as specified in charter)

                                    formerly

                        EUROTRONICS HOLDINGS INCORPORATED


 Nevada                                                               87-0550824
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

230-2000  Spall  Road,  Kelowna  B.C.  Canada                           V1Y  9P6
(Address of principal executive offices)                              (Zip Code)



                              CONSULTING AGREEMENT
                                       AND
                          NO PLAN (STOCK FOR SERVICES)

                              (Full Title of Plan)




                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone (949) 248-9561  fax (949) 248-1688

                               (Agent for Service)

                                 March 12, 2001


                       CALCULATION OF REGISTRATION FEE (1)


Title of Securities | Amount to be | Proposed       |Proposed  | Amount of     |
Be Registered       | Registered   | Maximum        |Maximum   | Registration  |
                    |              | Offering Price |Aggregate | Fee           |
                    |              | Per Unit       |Offering  |               |
                    |              |                |Price     |               |
--------------------------------------------------------------------------------
$0.001 Par Value    | 2,965,000    | $0.05          |$148,250  | $39.14        |
Common Stock        | shares       | per share      |          |               |
--------------------------------------------------------------------------------


1 The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the closing price on March 9, 2001.

                                        1


                                     PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference.

ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.  Not  Applicable.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The  following  provision is contained in the Articles of Incorporation, in
Article  IX,  provides:

           Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Provided as an exhibit hereto is a Consulting Agreement for services. Receipt of the Securities covered by this Registration Statement will be treated

                                        2


as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.05 per share per $0.05 of services performed.

ITEM  9.  UNDERTAKINGS.

     Not  Applicable.


                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 12, 2001.




                                LEGALOPINION.COM
                              A NEVADA CORPORATION




                                       by


/s/Brian Lovig       /s/Brian Lovig
   Brian  Lovig         Brian Lovig
   President/Director   Secretary/Director

                                        3


--------------------------------------------------------------------------------
                                    EXHIBIT 1

                              CONSULTING AGREEMENT
--------------------------------------------------------------------------------

                                        4


                              CONSULTING AGREEMENT


This Agreement is made effective as of the Sixth day of March 2001 by and between Legalopinion.com and Gareth Pursehouse.

In this Agreement, the party who is contracting to receive services shall be referred to as "Client" and the party who will be providing the services shall be referred to as "Pursehouse."

Pursehouse has a background in Website development, improvement and consulting and is willing to provide services to Legalopinion.com based on this background.

Legalopinion.com  desires  to  have  services  provided  by  Gareth  Pursehouse.

Therefore,  the  parties  agree  as  follows:

1. DESCRIPTION OF SERVICES. Beginning on March 6, 2001, Pursehouse will provide the following services (collectively, the "Services"): Developing and/or improving a World Wide website to be installed on the clients' web space on a web hosting service's computer.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Pursehouse shall be determined by Pursehouse. Legalopinion.com will rely on Pursehouse to work as many hours as may be reasonably necessary to fulfill the obligations under this Agreement.

3. PAYMENT. Client will compensate Pursehouse for services in the amount of 400,000 free trading shares of LAWW stock per month. Payment of stock is due on the Sixty day of each month.

4. NEW PROJECT APPROVAL. Client and Pursehouse recognize that the services will include working on various projects for Client. Pursehouse shall obtain the approval of Client prior to the commencement of a new project.

5. TERM/TERMINATION. This Agreement shall be effective for a period of three months, commencing March 6, 2001 and terminating June 6, 2001. The Agreement shall be automatically extended for an additional three months if the Client does not terminate the Agreement in writing.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Pursehouse is an independent contractor with respect to Legalopinion.com, and not an employee of Legalopinion.com. Client will not provide fringe benefits, including health insurance, benefits, paid vacation, or any other employee benefit, for the benefit of Pursehouse.

7. EMPLOYEES. Additional employees employed to maintain the conditions of this contract shall also be bound by the provisions of this Agreement.

                                        5


8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

     IF for Legalopinion.com: Brian Lovig, Two Union Square, 601 Union Street, 42nd Floor, Seattle, Washington 98101.

     IF for Gareth Pursehouse: Gareth Pursehouse, 1106 Second Street, #112, Encinitas, California 92024.

     Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

10. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

11. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforces as so limited.

12. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

PARTY  RECEIVING  SERVICES:     PARTY  PROVIDING  SERVICES:
(Legalopinion.com  Group  Inc.)     (Gareth  Pursehouse)



By:    /s/Brian  Lovig     By:    /s/Gareth  Pursehouse
          Brian  Lovig               Gareth  Pursehouse
          Chairman

                                        6


--------------------------------------------------------------------------------
                                    EXHIBIT 2

                             STOCK FOR SERVICES LIST
--------------------------------------------------------------------------------

                                        7


                             STOCK FOR SERVICES LIST


      NAME & ADDRESS . . . . . . .  # OF SHARES  $    SERVICES  DESCRIPTION OF
                                                                SERVICES
------------------------------------------------------------------------------
 1.    GRANT PUTNAM. . . . . . . .       80,000  $    4,183.24  EMPLOYEE
     116-3335 RICHTER STREET                     COMPENSATION
     KELOWNA, B.C. CANADA V1W 3Y1
------------------------------------------------------------------------------
 2.    VERN BOCHLKE. . . . . . . .       80,000  $    4,183.24  EMPLOYEE
     137-4074 GELLATLY ROAD                      COMPENSATION
     WESTBANK, B.C. V4T 2S8
------------------------------------------------------------------------------
 3.    Aaron Johns . . . . . . . .      120,000  $    6,000.00  EMPLOYEE
     101-550 Elliot Avenue                       COMPENSATION
     Kelowna, B.C. Canada V1Y 5S8
------------------------------------------------------------------------------
 4.    Steven J. Burns . . . . . .      135,000  $    6,500.00  EMPLOYEE
     3922 Rexham Court                           COMPENSATION
     Bensalem, PA 19020
------------------------------------------------------------------------------
 5.    Don Crompton. . . . . . . .      250,000  $   10,000.00  EMPLOYEE
     c/o Commercial Property Mgmt.               COMPENSATION
     2-1890 Cooper Road
     Kelowna, B.C. Canada V1Y 8B7
------------------------------------------------------------------------------
 6.    Rae Meier . . . . . . . . .      250,000  $   10,000.00  EMPLOYEE
     557 Radant Road                             COMPENSATION
     Kelowna, B.C. Canada V1W 1A1
------------------------------------------------------------------------------
 7.    Vic Cassavant . . . . . . .      800,000  $   40,000.00  EMPLOYEE
     Halisburg Ventures                          COMPENSATION
     c/o Free Enterprise
     P.O. Box 20059, TCM
     Kelowna, B.C., Canada V1Y 9H2
------------------------------------------------------------------------------
 8.    Winter Rienholt . . . . . .       50,000  $    4,000.00  EMPLOYEE
     c/o Free Enterprise                         COMPENSATION
     P.O. Box 20059, TCM
     Kelowna, B.C., Canada V1Y 9H2
------------------------------------------------------------------------------
     TOTAL:. . . . . . . . . . . .    1,765,000  $   84,866.48
------------------------------------------------------------------------------

                                        8


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                                    EXHIBIT 3

                               OPINION OF COUNSEL
--------------------------------------------------------------------------------

                                        9


                                 LAW OFFICES OF
                                 William Stocker
                    34700  Pacific Coast Highway, Suite 303
                          Capistrano  Beach  CA  92624
                  phone  (949)  248-9561   fax (949)248-1688


                                 March 12, 2001

To  the  President  and  the
Board  of  Directors
legalopinion.com
3855  South  Valley  View,  #106
Las  Vegas,  NV  89103

                         re: Opinion of Special Counsel

     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate one consultant and eight individual service providers electing to receive stock for services in the amount of $148,250 in the form of 2,965,000 shares of common stock to be registered thereby.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Consulting Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.05 per share for $0.05 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,


                               /s/William Stocker
                                 William Stocker
                           special securities counsel

                                       10